Exhibit 2.1

PLAN OF LIQUIDATION OF AMERICAN TAX CREDIT TRUST, A DELAWARE STATUTORY BUSINESS TRUST SERIES I
This Plan of Liquidation (the "Plan"), dated as of August 3, 2018, is entered into by and between American Tax Credit Trust, a Delaware statutory business Series I (the "Trust"), and Richman American Credit Corp., a Delaware corporation (the "Manager"), for the purposes of completing the liquidation and winding up of the Trust.  Certain capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement (as defined below).
RECITALS
WHEREAS, the Trust is governed by the Fourth Amended and Restated Agreement of Trust, dated September 1, 1993 (the "Trust Agreement");
WHEREAS, with the sale or disposition of all Local Partnership Interests and substantially all other assets of the Trust, the Trust has dissolved in accordance with the terms of Section 9.1(a)(ii) of the Trust Agreement;
WHEREAS, the Manager has determined to cause the Trust to adopt this Plan in order to best carry out the liquidation and winding up of the Trust, as contemplated by Section 9.2 of the Trust Agreement;
NOW, THEREFORE, the Trust hereby adopts this Plan as follows:
1. The Trust shall undertake to promptly sell, dispose of or otherwise liquidate all of its remaining assets and to apply the proceeds thereof as provided in this Plan; provided that, if for any reason the Manager determines that the prompt liquidation of the Trust's remaining assets would cause undue loss to the Beneficial Owners, the Trust may defer liquidation in accordance with Section 9.2(d) of the Trust Agreement.
2. The Trust shall apply the proceeds resulting from the sale or other disposition of all of its remaining assets, as follows:
(a) First, to payment of liabilities owing to creditors; and
(b) Second, to deposit to an account (the "Liquidation Trust Account"), to be maintained in trust by a bank, trust company or other financial institution, as a reserve, as contemplated by Section 9.2(b) of the Trust Agreement, for the purpose of paying any liabilities, including any contingent or unforeseen liabilities ("Future Liabilities"), and for the purpose of distributing all remaining net assets in accordance with Section 9.2(c) of the Trust Agreement.
3. Promptly following the funding of the Liquidation Trust Account as contemplated by Section 3(b) hereof, the Manager shall instruct the Trustee to file a certificate of cancellation with the Secretary of State of the State of Delaware in accordance with Section 3810 of the Delaware Business Trust Act, Chapter 38 of Title 12 of the Delaware Code (the "Certificate of Cancellation") (such filing, the "Cancellation").

4. The term of the Liquidation Trust Account shall be three (3) years; provided that the Liquidation Account Trustee (as defined below) may determine to extend the term from time to time in six (6) month increments as necessary or desirable to satisfy the Future Liabilities (such term, as it may be extended, the "Trust Account Term").  During the Trust Account Term, Richman American Credit Corp, or such other Person as shall be designated by the Manager for the purposes hereof (the "Liquidation Account Trustee"), shall, from time to time, apply the funds in the Liquidation Trust Account, or cause such funds to be applied, to the satisfaction of the Future Liabilities.
5. Concurrently with the execution of this Plan, the Trust and the Liquidation Account Trustee shall enter into an Account Assignment Agreement, in the form of Annex I, with respect to the assignment to the Liquidation Account Trustee of certain accounts of the Trust.  The provisions of such Account Assignment Agreement shall be deemed to be a part of this Plan, and the actions of the Liquidation Account Trustee in respect thereof shall be entitled to all the protections of this Plan.
6. For the avoidance of doubt, expenses of the Liquidation Account Trustee, incurred in performance of its duties as such, shall be deemed to be Future Liabilities and shall be payable out of the Liquidation Trust Account.
7. If, at any time during the Trust Account Term, the Liquidation Account Trustee, in its discretion, determines that the amount of funds in the Liquidation Trust Account exceeds the amount that is reasonably necessary for the purpose of paying any Future Liabilities, the Liquidation Account Trustee shall apply the excess funds to a cash distribution among the persons who were Beneficial Owners at the date of Cancellation and the Manager, in proportion to their respective ownership interests as of such date, as provided in Section 9.2(c) of the Trust Agreement.
The Liquidation Account Trustee shall make an initial determination of the availability of any such excess funds as promptly as practicable following the Cancellation and shall make a distribution of excess funds, if any, as promptly thereafter as practicable.
8. Upon expiration of the Trust Account Term, the Liquidation Account Trustee shall distribute any remaining Liquidation Trust Account funds, in cash, among those persons who were the Beneficial Owners as of the date of Cancellation and the Manager, in proportion to their respective ownership interests as of such date, as provided in Section 9.2(c) of the Trust Agreement.
To the extent such distribution is not practicable, the Liquidation Account Trustee shall cause any remaining funds in the Liquidation Trust Account to be donated to a charitable organization of the Liquidation Account Trustee's choice described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and exempt from United States federal income tax under section 501(a) of the same.
9. Following the Cancellation, the Liquidation Account Trustee shall cause to be made such filings with federal and state tax authorities, and to be provided to the recipients of distributions from the Liquidation Trust Account such reports with respect thereto, as may be required under applicable law.

10. The obligation of the Trust to indemnify the Manager and its Affiliates in accordance with the Trust's Certificate of Trust, the Trust Agreement and any contractual arrangements for actions taken in connection with this Plan shall survive the dissolution and liquidation of the Trust, and any obligation relating thereto, to the extent not satisfied prior to Cancellation, shall be deemed a Future Liability.
11. The Liquidation Account Trustee and its Affiliates shall not be liable for actions taken in their capacity as such to the same extent as provided in Section 5.8 of the Trust Agreement with respect to the Manager and its Affiliates.  The Manager and the Liquidation Account Trustee shall be authorized to obtain and maintain insurance as may be necessary, appropriate or advisable against liabilities incurred by them in the performance of their duties under this Plan or, in the case of the Manager, the performance of its duties under the Trust Agreement prior to the dissolution and liquidation of the Trust.  To the extent any rights of indemnification or insurance premiums accrue after the funding of the Liquidation Trust Account, the costs thereof shall be deemed Future Liabilities and shall be payable out of the Liquidation Trust Account.
12. This Plan may at any time, or from time to time, be amended or modified, by the Manager or, following the Cancellation, by the Liquidation Account Trustee, if the Manager or the Liquidation Account Trustee, as the case may be, determines that such amendment or modification is necessary or desirable to better accomplish the purposes hereof.
13. The Manager or, following the Cancellation, the Liquidation Account Trustee,  shall take any and all other actions deemed required, necessary or desirable to complete the liquidation of the Trust, including, but not limited to, the execution and delivery of any and all agreements, certificates, instruments or other documents deemed required, necessary or desirable in connection therewith.

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  IN WITNESS WHEREOF, this Plan has been executed as of the date first set forth above.

TRUST:

AMERICAN TAX CREDIT TRUST, A DELAWARE STATUTORY BUSINESS TRUST SERIES I

RICHMAN AMERICAN CREDIT CORP.
its Manager

By:	/s/ Brian Myers
Name: Brian Myers
Title: President

MANAGER:

RICHMAN AMERICAN CREDIT CORP.

By:	/s/ Brian Myers
Name: Brian Myers
Title: President

ANNEX I
ASSIGNMENT AGREEMENT
This Assignment and Assumption Agreement (this "Agreement"), dated as of August 3, 2018, by and between American Tax Credit Trust, a Delaware statutory business trust Series I (the "Trust"), and Richman American Credit Corp., a Delaware corporation, not individually but in its capacity as Liquidation Account Trustee for the Trust (the "Liquidation Account Trustee").  Capitalized terms used but not otherwise defined herein have the meaning assigned to them in the Plan (as defined below).
A. The Trust has adopted a Plan of Liquidation, dated as of August 3, 2018 (the "Plan"), appointing the Liquidation Account Trustee.
B. The bank accounts of the Trust identified on Schedule I to this Agreement (the "Accounts") are required to remain open for a period of time following the liquidation of the Trust in order to allow checks and other drafts written on the Accounts to be honored and clear.
1. In furtherance of the Plan, the Trust hereby assigns, conveys and transfers to the Liquidation Account Trustee all rights, title and interest in and to the Accounts, effective immediately prior to the filing of the Certificate of Cancellation.
2. In the event that any funds remain in the Accounts after all checks and drafts written on the Accounts have been paid, or are outstanding beyond the period during which they may be honored under applicable laws and procedures, the Liquidation Account Trustee will cause the funds to be transferred to the Liquidation Trust Account.
3. At such time as there are no funds remaining in the Accounts, the Liquidation Account Trustee shall cause the Accounts to be closed.
4. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN TAX CREDIT TRUST, A DELAWARE STATUTORY BUSINESS TRUST SERIES I

By:	RICHMAN AMERICAN CREDIT CORP.
its Manager

By: /s/ Brian Myers
Name: Brian Myers
Title: President

RICHMAN AMERICAN CREDIT CORP., not individually, but solely in its capacity as Liquidation Account Trustee

By:	/s/ Brian Myers
Name: Brian Myers
Title: President

SCHEDULE 1
Accounts

Entity Name	Bank Account #	Bank
American Tax Credit Trust	130783246	Capital One
American Tax Credit Trust	004628797115	Bank of America
American Tax Credit Trust	60632 - Pemberwick Fund	US Bank